SCHEDULE 14A
				(Rule 14a-101)
		    INFORMATION REQUIRED IN PROXY STATEMENT
			   SCHEDULE 14A INFORMATION

		   Proxy Statement Pursuant to Section 14(a)
		    of the Securities Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

				  ADT Limited

	       (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

			    ADT Limited Letterhead
									, 1997

		      IMPORTANT - SPECIAL GENERAL MEETING
				 July 8, 1997


Dear Fellow Shareholders:

	       You are cordially invited to attend a special general meeting of shareholders of ADT Limited ("ADT") scheduled to be held on July 8, 1997 at 9:00 a.m., local time, at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda.

	       This special meeting is of particular importance to all ADT shareholders because of Western Resources, Inc.'s (together with its subsidiaries, "Western") ongoing, hostile attempt to take over your Company.

	       As you know, a subsidiary of Western is currently the owner of approximately 27 per cent of ADT's outstanding common shares. Western has announced its intention to commence a hostile offer (the "Western Offer") to acquire your shares in ADT for cash and Western stock. Western has forced ADT to call this special general meeting so that Western can remove the existing Board of Directors of ADT (the "Board"), including all of its independent directors, and install its own hand-picked nominees to the Board. Western has left no doubt that its objective in precipitating the special meeting is to obtain control of ADT and have its nominees dismantle ADT's shareholder protections so that it can attempt to complete its offer for the shares of ADT. Your Board of Directors unanimously recommends a vote "AGAINST" the Western Proposals.

	       Due to the limited time since announcement of the Western Offer and the limited information presently available, your Board has not reached a definitive decision with respect to the Western Offer. However, you should be aware that the Board's preliminary view, based on this limited information, is that the Western Offer is inadequate.

	       A [color] proxy card is enclosed for your use. THE BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE [COLOR] PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage paid if mailed in the United States. Your Board has also made arrangements for shareholders residing outside the United States to mail their proxies. See "General-Voting Your Proxy" in the enclosed Proxy Statement.

	       Your Board urges you not to sign or return any green proxy card sent to you by Western. If you have previously signed a proxy card sent by Western, your Board urges you to sign, date and promptly mail the enclosed [color] proxy card, which will revoke any earlier dated proxy cards solicited by Western which you may have signed. Remember that it will not help your Board to abstain from returning a proxy card, nor will it help to return a
Western proxy card voting to "abstain."   The best way for you to support your
Board is to vote "AGAINST" the Western Proposals on the [color] proxy card sent to you by your Board.

	       On behalf of everyone at ADT, we thank you for your continued support. We remain committed to acting in the best interests of you, our fellow shareholders, and our Company. If you have any questions, please feel free to call our proxy solicitor, D.F. King & Co., Inc., at 1-800-488-8035 (toll free in the United States) or 212-269-5550 (outside the United States).


Sincerely,


MICHAEL A. ASHCROFT           STEPHEN J. RUZIKA
Chairman of the Board and     Chief Financial Officer and Executive
Chief Executive Officer       Vice President


				 IMPORTANT

       Your vote is important. Please sign, date and promptly mail your [color] proxy card in the postage prepaid envelope provided. Remember, do not return any proxy card sent to you by Western.

       If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. If you have any questions or need further assistance in voting, please contact the firm assisting us in solicitation of proxies:

			   D.F. King & Co., Inc.
	   Call 1-800-488-8035 (toll-free in the United States)
		or 212-269-5550 (outside the United States)

The following is the text of the Notice of Special Meeting that was sent to shareholders of the Company on January 7, 1997:


				  ADT LIMITED

			   NOTICE OF SPECIAL MEETING

Notice is hereby given that a Special General Meeting (the "Meeting") of ADT Limited (the "Company"), will be held on July 8, 1997 at 9:00 a.m., local time, at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda for the purpose of considering and voting upon the following resolutions:

				  RESOLUTIONS

1. RESOLVED, that subject to Resolutions 2 and 3 below being passed all of the present members of the Board of Directors of the Company (the "Board") and any other person who may be a director of the Company at the time of the Meeting be and are hereby removed from the office of director;

2. RESOLVED, FURTHER, that the number of seats on the Board from and after the date of this resolution shall be two (2);

3. RESOLVED, FINALLY, that the directors of the Company from and after the date of this resolution until the next annual general meeting of the Company or until their successors have been duly elected shall be Steven L. Kitchen and Steven A. Millstein, or if either of them is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a director nominee by Westar Capital, Inc.


By Order of the Board of Directors,

John D. Campbell, Secretary
41 Cedar Avenue
Hamilton HM12
Bermuda

January 7, 1997


	      PRELIMINARY PROXY STATEMENT (SUBJECT TO COMPLETION)
				  ADT LIMITED

				PROXY STATEMENT
		   BY THE BOARD OF DIRECTORS OF ADT LIMITED
		      IN OPPOSITION TO WESTERN PROPOSALS

	This proxy statement is being furnished by the Board of Directors (the "Board") of ADT Limited ("ADT" or the "Company") to shareholders of the Company. This proxy statement and the enclosed proxy card are first being
mailed to shareholders of the Company on or about               , 1997.  In
this proxy statement, the Board opposes Western Resources, Inc.'s (together with its subsidiaries, "Western") solicitation of proxies (the "Western Solicitation") relating to a Special General Meeting of Shareholders to be held on July 8, 1997 at 9:00 a.m., local time, at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda (the "Special General Meeting") which is being called pursuant to a requisition by Western, in accordance with Section 74 of the Companies Act 1981 of Bermuda and ADT Bye-Law 42. The Western Solicitation
is being conducted pursuant to a proxy statement dated             , 1997 (the
"Western Proxy Statement").

	At the Special General Meeting, shareholders will consider and vote upon three proposals of Western (the "Western Proposals"): (i) to remove all of the members of the Board of Directors of the Company, subject to the adoption of Western's second and third proposals (the "Western Removal Proposal"), (ii) to reduce the number of seats on the Board of Directors of the Company to two (the "Western Reduction Proposal") and (iii) to elect two persons nominated by Western to be directors (the "Western Election Proposal"). Western has stated that the Western Proposals are in furtherance of its attempts to take over the Company by means of its offer to exchange all of ADT's common shares, par value $0.10 per share (the "Common Shares"), for cash and shares of Western common stock (the "Western Offer"). If the Western Proposals are successful, Western has announced its intention to proceed with an amalgamation of ADT into a subsidiary of Western. At the Special General Meeting, the shareholders may also consider and vote upon any other business that may properly come before the Special General Meeting.

	Western has left no doubt that its objective in precipitating the Special General Meeting is to obtain control of the Company and have its nominees dismantle the Company's shareholder protections so that Western can attempt to complete its offer for the shares of the Company. Your Board of Directors unanimously recommends a vote "AGAINST" the Western Proposals.

	Due to the limited time since announcement of the Western Offer and the limited information presently available, your Board has not reached a definitive decision with respect to the Western Offer. However, you should be aware that the Board's preliminary view, based on this limited information, is that the Western Offer is inadequate.

	A [color] proxy card is enclosed for your use. THE BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE [COLOR] PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage paid if mailed in the United States. Your Board has also made arrangements for shareholders residing outside the United States to mail their proxies. See "General-Voting Your Proxy" below.

      Your Board urges you not to sign or return any green proxy card sent to you by Western. If you have previously signed a proxy card sent by Western, your Board urges you to sign, date and promptly mail the enclosed [color] proxy card, which will revoke any earlier dated proxy cards solicited by Western which you may have signed. Remember that it will not help your Board to abstain from returning a proxy card, nor will it help to return a Western proxy card voting to "abstain." The best way for you to support your Board is to vote "AGAINST" the Western Proposals on the [color] proxy card sent to you by your Board.

      If you have any questions or need further assistance in voting your shares, please contact:

			  D.F.  King & Co., Inc.
	   Call 1-800-488-8035 (toll-free in the United States)
		or 212-269-5550 (outside the United States)

Background

	       According to Amendment No. 9 to Western's Schedule 13D with respect to ADT filed with the Securities and Exchange Commission ("SEC") on December 18, 1996 (together with earlier amendments, the "Western Schedule 13D"), Western is currently the beneficial owner of 38,287,111 Common Shares (including 14,115 shares issuable upon exchange of 500 Liquid Yield Option Notes). This constitutes approximately 27.1 per cent of the total number of Common Shares currently issued and outstanding. According to the Western
Schedule 13D, Western acquired 30,800,000 Common Shares from Laidlaw Transportation, Inc., a subsidiary of Laidlaw, Inc., in transactions which concluded in March 1996. Statements contained in the Western Schedule 13D indicate that Western acquired its interests in ADT "for investment purposes." According to amendments to the Western Schedule 13D, Western has been acquiring shares since July 1996 in order to obtain "favorable market prices." Until December 18, 1996, the Western Schedule 13D stated that Western had no specific plans or proposals that related to or would result in, among other things, any extraordinary corporate transaction, any changes in ADT's Board or management, any changes in ADT's Memorandum of Association and Bye-Laws or any changes in ADT's business or corporate structure.

	       Direct contacts between ADT and Western have been limited and have not included discussions of a business combination. Senior representatives of ADT and Western have met on only one occasion in early 1996. On that occasion, ADT Chairman Michael Ashcroft and one other ADT director met with representatives of Western to discuss possible joint marketing opportunities relating to certain energy products. However, before substantive discussions could commence on the feasibility of a joint marketing program, it was essential to resolve the issues arising from the fact that Western is a competitor of ADT in the security marketplace. No substantive proposals were put forward by Western, and no further discussions on this topic were held. In May 1996 Western's Chairman made one brief call to Mr. Ashcroft to attempt to arrange a subsequent meeting. In that call, Western's Chairman mentioned the possibility of a business combination with ADT. However, Western never came forward with any proposal regarding any such business combination and no further meetings were held.

	       Western notified ADT, by letter dated April 2, 1996, of its intention to vote its shares in opposition to the proposed amendment to ADT's 1993 Long Term Incentive Plan at ADT's Annual General Meeting on April 11, 1996 (the "Plan Amendment") and urged the ADT Board to consider withdrawing it from consideration at the Annual Meeting. The ADT Board did not withdraw the Plan Amendment and ADT's shareholders duly approved it.

	       On July 1, 1996 Mr. Ashcroft telephoned Western's Chairman to inform him of a proposed transaction with Republic Industries, Inc. ("Republic") pursuant to which Republic was to enter into an amalgamation with ADT (the "Republic Merger"). On July 12, the Western Schedule 13D was amended to indicate that Western might determine to oppose the Republic Merger and might choose to exercise its appraisal rights under Bermuda law, although no final decision had yet been taken. On September 13, the Western Schedule 13D was amended to indicate that Western had determined to oppose the Republic Merger. Termination of the Republic Merger was announced on September 30, 1996.

	       On December 18, 1996 Western notified the Company of its intention to file with the SEC a preliminary prospectus for an offer, by Western, of $7.50 net in cash and a number of shares of Western common stock valued at a maximum of $15 (depending on a pricing formula) in exchange for each of the Common Shares. On December 18, 1996, Western filed a notice on ADT to requisition a Special General Meeting of the Company's shareholders to consider the Western Proposals. Western has stated that the purpose of the Western Proposals is to facilitate consummation of the Western Offer. If it obtains control of the Board of Directors, Western has stated that its directors intend to eliminate the protections for shareholders contained in the Company's Bye-Laws and a Shareholder Rights Plan dated as of November 6, 1996 (the "Rights Plan"). The Board believes Western's attempt to complete its offer in this manner is not in the best interests of ADT shareholders. On January 7, 1997 the Company sent the letter to the holders of its Common Shares that is set forth as Schedule B hereto.

Why You Should Vote Against the Western Proposals

Shareholders Should Maintain a Board That Is Independent from Western

	       The Board believes that the interests of the Company and all of its shareholders will be best served by retaining the Company's current directors (the "Directors"), who will act on behalf of the Company and all of its shareholders independently of the interests of Western. The Western Proposals are part of Western's unsolicited attempt to obtain control of your Company and complete its offer to acquire your Company. If the Directors are removed and replaced with two of Western's own senior officers, the Board believes Western's nominees will act in a manner which will serve the interests of their employer, Western. Your Board believes Western's interests are to acquire the Company at the lowest possible cost to Western and at the lowest possible price to the Company's shareholders. This is directly contrary to your interests as shareholders of the Company. Your Board urges you to protect the Company and your interests by voting AGAINST the Western Proposals.

	       Your Board recognizes its fiduciary obligations with respect to any potential transaction involving the Company. As demonstrated by the proposed Republic Merger, your Board is open to a transaction which provides fair and adequate consideration to the Company's shareholders. In this regard, the Board will consider all bona fide offers presented to it (including one by Western) and may recommend a proposal if it reflects the full and fair value of the Company, including its favorable prospects going forward.

Western's Effort to Elect Its Senior Officers to Run ADT Is Coercive and
Premature

	       Your Board believes that Western's effort to have its own senior officers elected to run ADT is designed to coerce you and your Company into taking actions that are not in your best interests. Election of Western's nominees is not contingent on Western completing its offer or any subsequent amalgamation. If Western's nominees are elected, Western will still retain all of the rights it currently has to terminate its highly conditioned offer or to amend its offer in any respect. In effect Western is asking you to appoint its own representatives to determine whether, and on what terms, your Company will be sold to Western.

	       Western's offer is subject to numerous conditions, many of which are subject to Western's sole discretion and a number of which ADT believes have a high risk of not being fulfilled. In addition to these conditions, Western has made no commitment to complete the subsequent amalgamation but has merely stated its current intention to do so. In light of these conditions and Western's vague "intention" to complete the subsequent amalgamation, ADT believes that Western's efforts to replace the existing ADT Board with Western's nominees is designed to coerce shareholders to accept the Western Offer rather than risk becoming minority shareholders in a company controlled by Western.

Your Board's Preliminary View Is That the Western Offer Is Inadequate

	       Because of the limited time since announcement of the Western Offer and the limited information presently available, your Board has not reached a definitive decision with respect to the Western Offer. However, you should be aware that the Board's preliminary view, based on this limited information, is that the Western Offer is inadequate.

	       The reactions of a number of independent commentators support your Board's preliminary view of the Western Offer. For example, The Wall Street Journal recently described the Western Offer as providing "a shockingly low premium to ADT shareholders."(1) In addition, one analyst stated, "After studying the hostile offer for ADT Ltd. by Western
Resources we conclude that the bid is too dependent on paper--whose value is ultimately too uncertain--and that that bid is woefully too low."(2)

	       Western has filed certain disclosure documents for its offer with the SEC. In your Board's view, these documents are incomplete and contain a number of statements which appear to be misleading. Most importantly, because Western is in the process of several major proposed acquisitions and dispositions and is seeking to pay most of its offer price in Western common stock, your Board does not believe that ADT's shareholders can meaningfully evaluate, on the basis of Western's disclosure, the value or quality of the stock Western is proposing to exchange for the Common Shares.

Western Is Not a Strong Strategic Partner for ADT

	       Western has argued that an amalgamation with ADT will benefit ADT shareholders by combining "ADT's leading international presence and quality brand equity in the security business" with Western's "fast-growing security business, strong core utility business and customer service expertise."(3)

__________
(1) Quote taken from an article by Steven Lipin in The Wall Street Journal dated December 31, 1996. No permission has been sought or received to quote from, or refer to, published materials cited in this proxy statement.
(2) Quote taken from a Lehman Brothers report by Jeff Kessler dated December 20, 1996.
(3) Quote taken from page 3 of Western's Registration Statement on Form S-4 dated December 18, 1996.

	       We understand why shareholders of a slow-growth Kansas utility would benefit by trying to acquire a high-growth, international electronic security services company such as ADT. ADT believes that Western faces significant competitive challenges in its core utility business because utility deregulation may soon allow more efficient utility providers an opportunity to expand into Western's geographic markets by delivering lower-cost commodity products. In light of these significant risks to its core business, it is natural for Western to seek "differentiators" such as electronic security services to make its existing products more attractive.

	       Your Board does not accept Western's unsupported assertion that ADT shareholders would benefit from a merger with Western. Western has offered no support for the notion that ADT's nationwide customer base would have any interest in buying electric power from a Kansas utility. While Western's electronic security business would obviously benefit from a combination with ADT's much larger and more established security business, your Board believes that a combination with Western would offer no significant strategic opportunity to your Company. Even after Western's recent acquisition of the assets of Westinghouse Security Systems, Inc., Western's security business is currently less than one-seventh the size of ADT's security business on the basis of annual recurring revenue from monitoring and maintenance. ADT certainly does not perceive the industrial logic of marketing its electronic security services to Western's customers in Kansas.

	       In fact, if ADT were to look for a strong North American partner, in ADT's view, Western does not possess the key characteristics which ADT would consider to be most important in identifying such a partner, namely regional and market positioning, range of services, favorable cost structure and prospects for nationwide services coverage.

Western's "Business Opportunities" Argument Is Unsupported

	       ADT believes that its ability to capitalize on a range of growth opportunities currently available to ADT would be impaired by an amalgamation with Western. ADT believes that because of the success of its sales and marketing efforts since 1988, it is uniquely positioned to benefit from the range of technological developments that are expanding and diversifying the types of services that ADT is able to offer. Since 1988, ADT has enjoyed a compound growth rate in excess of 36 per cent for new residential unit sales. ADT now provides electronic security and related services to more than 1 million residential customers across North America and believes that in 1996, through its various channels of distribution, ADT installed a number of new residential security systems that is greater than the entire residential customer base of any of its competitors, including Westinghouse Security Systems, Inc. While Western points to the "fast growth" of its security business, ADT believes that Western has achieved that growth primarily through acquisitions at a cost far in excess of ADT's cost of developing new customers through internally generated growth.

	       During the past several years, ADT's business is evolving from being primarily an intrusion alarm company into a data information company. ADT believes that its ability to take full advantage of this evolution depends on ADT's preserving its flexibility to access a whole range of new technologies. For example, by combining basic security services with other services, ADT has, in the past few years, been offering energy management products and services to regulate the temperature and lighting of a customer's premises. This service has been achieved through use of a communication protocol which utilizes the premises' existing alternating-current wiring. Another creative use of new technologies has permitted ADT to launch CarCop [Registered](4), a revolutionary new concept in personal protection and vehicle security. CarCop [Registered] uses three significant infrastructures: cellular communications, the global positioning satellite system and ADT's 24-hour a day monitoring facilities.

__________
(4)   [Registered] Registered Trademark

	       ADT believes that its broad customer base and its unique national distribution system and highly skilled workforce provide it with a strong capacity to exploit these new technologies, but only if it can maintain the freedom to choose the best technology partners for various possible services. Given the rapid pace of technological change, ADT anticipates that it will explore partnering opportunities with premier companies in a variety of industries, which include local and long distance communications providers, consumer electronics manufacturers, software developers, newspaper and entertainment companies, insurance underwriters and property-management service providers. ADT believes that its ability to negotiate competitive arrangements with such companies--and thereby take best advantage of its existing customer and service base--would be impaired if it were owned by a single utility provider such as Western.

	       Western argues that its "sound utility expertise" will give the combined entity a competitive advantage. Yet ADT has little to learn from Western in the way of managing a national distribution system and highly-skilled workforce. ADT currently operates 231 sales and service offices which perform more than 7,000 on-site customer service visits and handle in excess of 105,000 telephone interactions with customers each day. ADT is the only provider who can supply technical services on multiple types of electronic security systems and related products in every major metropolitan statistical area in North America and the United Kingdom. Unlike utility service providers, ADT's work force has experience in actually providing services inside the customer's premises.

Western Is a Heavily Regulated Utility

	       Western is primarily a utility that is heavily regulated by the Kansas Corporation Commission and the Federal Energy Regulatory Commission. Western currently has a 47 per cent interest in Wolf Creek Nuclear Operating Corporation, an operating company for a nuclear power plant, which is regulated by the Nuclear Regulatory Commission, and if Western completes its proposed acquisition of Kansas City Power & Light, Western will double its investment in Wolf Creek to a 94 per cent interest thus doubling its exposure to nuclear power issues. The Western Offer is conditioned, among other things, on a determination that Western will not be subject to the Public Utility Holding Company Act of 1935. Western has not demonstrated that its heavily regulated business will not adversely affect the unregulated, higher growth business of ADT.

Western Has Failed to Address How It Will Refinance ADT's Borrowings and Ongoing Business Growth

	       ADT, through its subsidiary ADT Operations, Inc., had outstanding $544 million principal amount of public debt and, as of December 31, 1996, had utilized approximately $164 million under a credit agreement.
In addition, ADT is in the process of finalizing a Pound Sterling90 million credit agreement for the benefit of its UK group. The holders of ADT's public debt and the lenders under these credit agreements have the right to accelerate all of this indebtedness if there is a change of control of ADT. While Western has acknowledged that either adoption of the Western Proposals or consummation of the Western Offer would trigger a change of control under this indebtedness, Western has made no attempt to address how it expects to refinance this indebtedness.

	       In addition, ADT believes that the realization of Western's alleged growth strategy for the combined company would likely require very significant capital investment. Western has failed to describe how it would be able to finance the continued growth of the business.

Western Has Not Addressed How It Will Manage ADT's Business

	       Western is attempting to remove all of the Directors of ADT, which include its Chief Executive Officer and its Chief Financial Officer and President of ADT Security Services, Inc., and replace them with two of Western's nominees. Western has not, however, explained to ADT shareholders how these nominees will go about performing their wide-ranging duties to manage ADT's ongoing businesses nor has Western given ADT shareholders any meaningful information on the experience or qualifications of these nominees to manage the operations of an international company such as ADT. ADT has a highly significant and fast-growing residential electronic security services business. The majority of ADT's revenues, however, are derived from its long-established commercial business, the characteristics of which are far more complex than those of the residential security businesses presently operated by Western.

Certain Litigation Against the Company

	       On December 18, 1996, Westar Capital, Inc. ("WCI"), a subsidiary of Western, filed a lawsuit in the U.S. District Court for the Southern District of Florida (the "Court") against the Company, the directors of the Company, and Republic. The complaint alleges that the Company and its directors breached their fiduciary duties to the Company and its shareholders (i) by issuing a warrant to Republic (the "Republic Warrant") in connection with the proposed Republic Merger, (ii) by adopting the Company's Rights Plan, and (iii) by keeping shares of the Company in one of the Company's subsidiaries with the intention of voting those shares as needed to entrench existing management. The complaint seeks a court order (i) declaring the Republic Warrant null and void or preventing the Company and Republic from exercising their rights under the Republic Warrant, (ii) directing the Company to redeem the Rights Plan, (iii) preventing the Company from voting the Common Shares held by its subsidiary. On December 23, 1996, the Court entered an order dismissing the complaint without prejudice on the grounds that the complaint contained inadequate and improper allegations relating to the Court's jurisdiction over the case.

	       On December 27, 1996, WCI filed a second complaint with the Court which contains modified allegations relating to the Court's jurisdiction and identical substantive allegations as the prior complaint. On January 3, 1997, WCI filed an amended complaint which, in addition to the allegations made in the prior complaints, alleges that ADT has attempted to interfere with WCI's voting rights by seeking certain information from WCI pursuant to procedures established in ADT's Bye-Laws. The amended complaint seeks the same relief as the prior complaints and also requests that the Court confirm WCI's voting rights. The Company and the Board believe that Western's amended complaint is also deficient and intends to seek a final dismissal of Western's case. The Company and the Board also believe that the allegations in Western's amended complaint are without merit.

	       On December 26, 1996, Charles Gachot filed a complaint in the Circuit Court for the Fifteenth Judicial Circuit in Palm Beach County, Florida against ADT, certain directors of ADT, Western Resources, Inc. and WCI. The complaint is brought on behalf of a class of all shareholders of ADT and alleges that Western Resources, Inc. and WCI have breached their fiduciary duties to ADT's shareholders by offering an inadequate price for the outstanding Common Shares. The complaint seeks to enjoin Western Resources, Inc. and WCI from acquiring the outstanding Common Shares. The complaint also alleges that ADT and its directors have refused to negotiate with Western Resources, Inc. and WCI and that the Republic Warrant and the Rights Plan are
improper.   The complaint seeks unspecified monetary relief from all
defendants.

Matters to Be Voted upon at the Special General Meeting

The Western Proposals

	       Western has presented the following resolutions for consideration at the Special General Meeting:

Proposal 1.  The Western Removal Proposal.

	     1. RESOLVED, that subject to Resolutions 2 and 3 below being passed all of the present members of the Board of Directors of the Company (the "Board") and any other person who may be a director of the Company at the time of the Meeting be and are hereby removed from the office of director.

Proposal 2.  The Western Reduction Proposal.

	     2. RESOLVED, FURTHER, that the number of seats on the Board from and after the date of this resolution shall be two (2).

Proposal 3.  The Western Election Proposal.

	     3. RESOLVED, FINALLY, that the directors of the Company from and after the date of this resolution until the next annual general meeting of the Company or until their successors have been duly elected shall be Steven L. Kitchen and Steven A. Millstein, or if either is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a director nominee by Westar Capital, Inc.

	     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" EACH OF THE WESTERN PROPOSALS.

General

Outstanding Voting Shares

	       Notice of the Special General Meeting has been sent to all holders of record of the Common Shares at the close of business on January 3, 1997, which has been fixed as the record date for notice of the Special General Meeting. Except as provided in the Bye-Laws of the Company, all holders of record of the Common Shares on the date of the Special General Meeting will be entitled to attend, and vote at, the Special General Meeting. Outstanding and entitled to vote, as of December 31, 1996, were 141,382,697 Common Shares, including 3,182,787 Common Shares owned by a subsidiary of the Company. Except as set forth above, all of such Common Shares are entitled to vote at the Special General Meeting and, on a poll, each Common Share is entitled to one vote on each matter.

Vote Required

	       Common Shares will vote together as a single class with respect to the Western Proposals. The affirmative vote of the majority of Common Shares present and voting at the Special General Meeting is required for the approval of any proposal.

	       Pursuant to Bermuda law, only votes cast for a matter constitute affirmative votes. Votes withheld or abstaining from voting are counted for quorum purposes only. At the Special General Meeting not less than two holders of Common Shares present in person or by proxy shall form a quorum for the transaction of business and if a quorum does not assemble within half an hour after the time appointed for the Special General Meeting, the Special General Meeting shall be dissolved.

Voting Your Proxy

	       Your Board is soliciting proxies for the Special General Meeting AGAINST the Western Proposals.

	       Shares represented by such properly executed proxies will be voted as directed therein on any poll that may be called for. In the event of a poll being called for, and in the absence of direction from a shareholder, proxies held by Michael A. Ashcroft, Stephen J. Ruzika or [John D. Campbell] will be voted AGAINST the Western Proposals. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by submitting a later-dated proxy or by attending the Special General Meeting and voting your shares in person.

	       A form of proxy is enclosed with this document. You are requested to complete and return this as soon as possible. In order to be valid, all forms of proxy for the Special General Meeting must be completed in accordance with the instructions on them and received by the times and dates set forth below at any of the offices of the Company's registrars, whose names and addresses are set out below:

	     In the United States:

	     by          on July 7, 1997 (Eastern Standard Time) at:

	     Citibank - WWSS - Investor Services
	     c/o Citicorp Data Distribution, Inc.
	     P.O. Box 1429
	     Paramus, New Jersey 07653-9939, U.S.A.

	     In the United Kingdom:

	     by          on July 7, 1997 (British Summer Time) at:

	     Citibank N.A., c/o Independent Registrars Group
	     Balfour House, High Road
	     Ilford, Essex IG1 1NQ
	     United Kingdom

	     In Bermuda:

	     by       on July 7, 1997 (Bermuda Time) at:

	     AS&K Services Limited
	     P.O. Box HM 1179
	     Hamilton HM EX
	     Bermuda

Security Ownership of Certain Beneficial Owners and Management

	       The following table sets forth certain information, with respect to beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of Common Shares (i) as at December 31, 1996 by any person known by the Company to beneficially own more than five per cent of the outstanding Common Shares and (ii) as at December 31, 1996, by (a) all directors of the Company, (b) the named directors and officers of the Company, including three executive officers of subsidiaries of the Company and (c) all directors and executive officers of the Company as a group. An asterisk indicates ownership of less than one per cent of outstanding Common Shares.


					  Number of
Name of Beneficial Owner                Common Shares           Per cent of
or Identity of Group              Beneficially Owned(1), (2)      Class(3)
------------------------          --------------------------    -----------

Westar Capital, Inc. (4)                  38,287,111                27.7%
   818 Kansas Avenue
   Topeka, Kansas 66601
M.A. Ashcroft(5)                          11,075,718                 7.5%
J.E. Danneberg                                   102                  *
R.A. Gross                                     2,000                  *
A.B. Henderson                                   621                  *
R.G. Lakey                                    15,000                  *
J.S. Pasman, Jr.                               2,000                  *
M.J. Richardson                              282,837                  *
S.J. Ruzika                                1,157,405                  *
W.P. Slusser                                   2,800                  *
W.W. Stinson                                   3,010                  *
R.S. Troubh                                    2,500                  *
All directors and executive
  officers as a group, 11 persons         12,543,993                 8.4%

__________
(1) Includes Common Shares which may be acquired upon exercise of the following number of options to purchase Common Shares from the Company exercisable on or within 60 days of December 31, 1996 held by the following persons: M.A. Ashcroft, 9,700,000; R.A. Gross, nil; R.G. Lakey, 15,000; M.J. Richardson, 270,000 and S.J. Ruzika, 1,141,663.

(2) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any Common Shares which such person has the right to acquire on or within 60 days after December 31, 1996. For purposes of computing the percentage of outstanding Common Shares held by each person or group of persons named above, any security which such person or persons has or have the right to acquire on or within 60 days after December 31, 1996 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Based upon Common Shares outstanding on December 31, 1996, but excluding 3,182,787 Common Shares owned by a subsidiary of the Company.

(4) The Company has received an Amendment No. 9 to Schedule 13D dated December 18, 1996 filed with the SEC by Westar Capital, Inc. a wholly owned subsidiary of Western Resources, Inc., in respect of ownership of 38,287,111 Common Shares. The Company has not attempted to independently verify any of the information contained in the Schedule 13D.

(5) The number of Common Shares beneficially owned by Mr. Ashcroft includes 718 Common Shares owned by Mr. Ashcroft's wife.

Directors and Executive Officers

	       Set forth below are the names, ages, positions and certain other information concerning the current directors and executive officers of the Company and three executive officers of subsidiaries of the Company as at December 31, 1996.


Name                       Age     Position with Company
----                       ---     ---------------------

Michael A. Ashcroft        50      Chairman of the Board; Chief Executive
				   Officer
John E. Danneberg          50        Director
Raymond A. Gross           47      Senior Vice President of ADT Security
				     Services, Inc.
Alan B. Henderson          63      Director
Ronnie G. Lakey            42      Director of ADT (UK) Holdings PLC
James S. Pasman, Jr.       66      Director
Michael J. Richardson      60      President and Chief Executive Officer of
				     ADT Automotive, Inc.
Stephen J. Ruzika          41      Chief Financial Officer; Executive Vice
				     President; Director
W. Peter Slusser           67      Director
William W. Stinson         63      Director
Raymond S. Troubh          70      Director

----------

	       Mr. Ashcroft has been Chairman and Chief Executive Officer of the Company since 1984 and is Chairman of the Executive Committee. He was Chairman and Chief Executive Officer of the Company's predecessor company, Hawley Group PLC from 1977 to 1984. He is the non-executive Chairman of BHI Corporation.

	       Mr. Danneberg has been a director of the Company since December 1991 and was previously a director of the Company from 1984 to June 1991. He was the President of Foliage Plant Systems, Inc., an interior landscape contractor, from 1988 to October 1995.

	       Mr. Gross has been a Senior Vice President of ADT Security Services, Inc. since March 1, 1996. From August 1993, he was President and Chief Executive Officer of Alert Centre, Inc. which was acquired by ADT in December 1995, and prior to that he was President/General Manager of Cellular One of Ohio from November 1988.

	       Mr. Henderson has been a director of the Company since 1992 and is a member of the Audit and Remuneration Committees. He is Chairman of Ranger Oil (UK) Limited, an oil exploration and production company, and has been a director of Ranger Oil (UK) Limited since 1972. He is also Chairman of Abtrust Emerging Economies Investment Trust Plc and Abtrust New Thai Investment Trust Plc, and is a director of Abtrust New Dawn Investment Trust Plc, Energy Capital Investment Company PLC and Greenfriar Investment Company PLC.

	       Mr. Lakey has been a director of ADT (UK) Holdings PLC since its incorporation in 1996. He has operational responsibility for the Company's electronic security services operations in Canada and Europe. He has held various positions with the Company since joining in 1987.

	       Mr. Pasman has been a director of the Company since 1992 and is a member of the Audit and Remuneration Committees. He was President and Chief Operating Officer of National Intergroup, Inc., an industrial holding company, from 1989 to 1991 and was Chairman and Chief Executive Officer of Kaiser Aluminum and Chemical Corp., an aluminum and chemical company, from 1987 to 1989. He is a director of BEA Income Fund, Inc., BEA Strategic Income Fund, Inc. and BT Insurance Funds Trust.

	       Mr. Richardson has been the President and Chief Executive Officer of ADT Automotive, Inc., which supervises the United States vehicle auction services business, since 1982.

	       Mr. Ruzika has been a director and Executive Vice President of the Company since 1987, has been Chief Financial Officer since 1989 and President of ADT Security Services, Inc. since 1996. He is a member of the Executive Committee. He was previously Chief Financial Officer of the Company's United States operations. He is also a non-executive director of BHI Corporation.

	       Mr. Slusser has been a director of the Company since 1992 and is a member of the Audit and Remuneration Committees. He has been the President of Slusser Associates, Inc., a private investment banking firm in New York City, since 1988 and was previously a managing director and head of mergers and acquisitions at PaineWebber Incorporated. He is a director of Ampex Corporation, a leading producer of high performance television and data storage recording systems.

	       Mr. Stinson has been a director of the Company since 1991. He retired as Chairman and Chief Executive Officer of Canadian Pacific Limited in 1996 after serving as Chief Executive Officer for 11 years. He remains a director of that company. He is also a director of Laidlaw, Inc., Western Star Trucks Inc., Sun Life Assurance Company of Canada, and a number of other corporations.

	       Mr. Troubh has been a director of the Company since 1991 and is a member of the Audit and Remuneration Committees. He has been an independent financial consultant since 1974. He is a director of America West Airlines, Inc., Applied Power Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Diamond Offshore Drilling, Inc., Foundation Health Corporation, General American Investors Company, Inc., Olsten Corporation, Petrie Stores Corporation, Time Warner Inc., Triarc Companies, Inc. and WHX Corporation.

	       Each director is currently serving a term which expires at the next Annual General Meeting. Each such director is eligible for re-election. Under the Bye-Laws of the Company, no person other than a director retiring at a General Meeting of the Company shall, unless recommended by the directors, be eligible for election to the office of director unless, between six and 28 days before the meeting date, the Secretary of the Company has been given, by a shareholder of the Company (other than the person to be proposed) entitled to attend and vote at the Annual General Meeting or Special General Meeting, written notice of his intention to propose such person for election and also written notice, signed by the person to be proposed, of his willingness to be elected. A director may hold any other office or position of profit under the Company (other than the office of Auditor) in conjunction with this office of director for such period and on such terms as the Company may from time to time determine in general meeting.

Meetings and Committees of the Board

	       During 1996, there were eleven meetings of the Board of Directors. All directors attended at least 75 per cent of the meetings of the Board and of the committees of which they were members.

	       The Board has several committees, including an Audit Committee and a Remuneration Committee. The Audit Committee, formed in 1991, and the Remuneration Committee, formed in 1992, each consist entirely of independent directors. During 1996, there were four meetings of the Audit Committee and four meetings of the Remuneration Committee. The function of the Audit Committee is to review the services performed by the Company's independent accountants and to review and act or report to the Board of Directors with respect to the scope of audit procedures and accounting practices. The function of the Remuneration Committee is to review and approve compensation and other employment benefits afforded certain executive officers. The Company has no standing nominating committee.

Compensation of Directors

	       Directors who are not employees of the Company are paid an annual director's fee of $25,000 each and are reimbursed for reasonable and customary travel and other expenses incurred in performing their duties. In addition, Messrs. Henderson, Pasman, Slusser and Troubh are each paid an annual sum of $15,000 for their services on the Audit and Remuneration Committees.


Executive Compensation

Summary Compensation Table

	       Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were, at December 31, 1996 (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company, including three executive officers of a subsidiaries of the Company (the "Named Officers").(*)

									      Long-Term
									     Compensation
					      Annual Compensation(1)            Awards
									     Stock Option          All Other
Name and principal position        Year        Salary          Bonus            Grants           Compensation
---------------------------        ----      ----------     ----------       -------------       ------------
Michael A. Ashcroft(2)             1996      $1,143,844             (2)         5,000,000                 (3)
Chairman of the Board; Chief
Executive Officer
				   1995      $1,089,375     $2,233,219          1,500,000          $1,921,939
				   1994      $1,037,500     $1,945,313            750,000            $783,403
Raymond A. Gross                   1996      $183,353(4)       $82,500(5)         100,000                 -0-
Senior Vice President of ADT
Security Services, Inc.
				   1995             -0-            -0-                -0-                 -0-
				   1994             -0-            -0-                -0-                 -0-
Ronnie G. Lakey                    1996        $248,962       $100,000(6)         100,000             $27,020
Director of ADT (UK) Holdings
PLC
				   1995        $195,866       $140,000             20,000             $14,822
				   1994        $188,827       $135,000             25,000             $14,138
Michael J. Richardson(7)           1996        $335,000       $100,847(8)          40,000              $6,461(9)
Chief Executive Officer of ADT
Automotive, Inc.
				   1995        $314,000       $145,245             50,000              $6,461
				   1994        $300,000       $115,000             45,000              $6,480
Stephen J. Ruzika(10)              1996        $686,306     $1,100,000(11)        208,333             $40,323(12)
Chief Financial Officer;
Executive Vice President;
Director
				   1995        $653,625       $250,000            500,000             $37,432
				   1994        $622,500       $200,000            250,000             $35,639

--------------
* Certain information for 1996 in the Summary Compensation Table cannot be calculated at the date of this proxy statement. Such information will be disclosed in proxy materials for the next fiscal year in the appropriate column for the fiscal year in which earned.

(1) While officers enjoy certain perquisites, such perquisites did not exceed the lesser of $50,000 or 10 per cent of each officer's salary and bonus. A change in control of the Company does not of itself require the payment of any moneys to any of the Named Officers. However, such an event does accelerate the vesting of certain pension rights and the exercisability of certain stock options.

(2) The salary, bonus and all other compensation shown for each year represent Mr. Ashcroft's entitlement to those amounts for that year except that Mr. Ashcroft's bonus and other compensation for 1996 has not yet been calculated. Mr. Ashcroft utilized $2,500,000 of the compensation due to him for 1995, being the whole of his bonus entitlement of $2,233,219 and $266,781 of his other compensation to subscribe for options, at the rate of $2.50 per option, to subscribe for Common Shares. Mr. Ashcroft also utilized $2,500,000 of the compensation due to him for 1994, being the whole of his bonus entitlement of $1,945,313 and $554,687 of his other compensation entitlement to subscribe for these options.

(3)   The other compensation due to Mr. Ashcroft, which is referred to in note
      (2) above, represents the US dollar equivalent of a Pounds sterling amount payable to Mr. Ashcroft in lieu of providing him with retirement and death benefits under a defined pension plan. The amount payable attributable to service in 1996 has not yet been calculated as Mr. Ashcroft's bonus for 1996 has not yet been established, however the amounts paid for 1995 and 1994 were Pound Sterling1,217,341 and Pound Sterling511,126, respectively.

(4) Represents salary since joining ADT Security Services, Inc. in March 1996. Mr. Gross's annualized salary for 1996 was $220,000.

(5) Represents the amount of bonus earned by Mr. Gross in the first three quarters of 1996. The amount for the fourth quarter of 1996 has not yet been calculated.

(6) Represents part only of the bonus earned by Mr. Lakey in 1996. The balance of Mr. Lakey's bonus for 1996 has not yet been calculated.

(7) The salary amount shown for 1996 represents Mr. Richardson's entitlement to salary in the year. Prior to becoming entitled to receive certain salary, however, Mr. Richardson elected to receive options at the rate of $2.50 per option, to subscribe for Common Shares at an exercise price of $8.625 per share, in lieu of receiving $69,444 in salary (1995-$83,333).

(8) Represents the amount of bonus earned by Mr. Richardson in the first three quarters of 1996. The amount for the fourth quarter of 1996 has not yet been calculated.

(9) Represents $4,500 contributed to a defined contribution 401(k) pension benefit plan and $1,961 which is the aggregate incremental cost to the Company of providing Mr. Richardson with enhanced group term life insurance benefits.

(10) The salary amount shown for 1996 represents Mr. Ruzika's entitlement to salary in the year. Prior to becoming entitled to receive certain salary, however, Mr. Ruzika elected to receive options at the rate of $2.50 per option, to subscribe for Common Shares at an exercise price of $8.625 per share, in lieu of receiving $80,136 in salary (1995 - $104,167).

(11)  Mr. Ruzika earned a bonus for 1996 of $1,100,000 (1995 - $250,000) under a bonus arrangement by which payments are related directly to the performance of the Common Share price.

(12) Represents $37,639 contributed to Mr. Ruzika's retirement income plan in 1996 and $2,684 which is the estimated aggregate incremental cost to the Company of providing Mr. Ruzika with supplemental term life insurance.


Option Grants in Last Fiscal Year

	       Shown below are all grants of share options to the Named Officers during the fiscal year ended December 31, 1996. The following table shows, along with certain information, hypothetical realizable values of share options granted for the last fiscal year, at assumed rates of cumulative share price appreciation over the ten-year life of such options. These assumed rates of appreciation are set by the rules of the SEC and are not intended to forecast appreciation of the price of the Common Shares. These hypothetical values have not been discounted to reflect their present values.

												       Potential Realizable Value
													at Assumed Annual Rates
												       of Share Price Appreciation
							Individual Grants                                  for Option Term(2)
			---------------------------------------------------------------------------    ---------------------------
					   % of
				       Total Options                     Exercise
					  Granted       Market Price        or
			 Options       to Employees          on         Base Price
Name                    Granted(1)    in Fiscal Year    Date of Grant   ($/share)    Expiration Date         5%              10%
----                    ----------    --------------    -------------   ----------   ---------------   -------------   -----------

Michael A.               5,000,000         78.3%           $14.75          $15.00       Aug 4, 2003      $18,468,000   $62,213,000
Ashcroft(2)
Raymond A. Gross           100,000          1.6%           $16.375         $16.50       May 6, 2006       $1,017,000    $2,597,000
Ronnie G. Lakey            100,000          1.6%           $16.375         $16.50       May 6, 2006       $1,017,000    $2,597,000
Michael J. Richardson       40,000          0.6%           $16.375         $16.50       May 6, 2006         $407,000    $1,039,000
Stephen J. Ruzika(2)       208,333          3.3%           $14.75          $15.00     April 29, 2004        $931,000    $3,046,000

__________
(1) Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on share option exercises are dependent on the future price performance of the Common Shares as well as the option holders' continued employment through the vesting period. The potential realizable values reflected in this table may not necessarily be achieved.

(2) Mr. Ashcroft and Mr. Ruzika have paid a subscription price for these options of $2.50 per option. Accordingly, for the purpose of valuing these options, $2.50 has been added to the exercise price.


Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

	       Shown below is information with respect to aggregate option exercises by the Named Officers in the fiscal year ended December 31, 1996 and with respect to unexercised options to purchase Common Shares granted in fiscal 1996 and prior years to the Named Officers and held by them at December 31, 1996.

                                                                                                         Value of Unexercised
                                                                          Number of Unexercised          In-the-Money Options
			Shares Acquired on      Value Realized on       Options at Fiscal Year End      at Fiscal Year End(1)(2)
			Exercise of Options    Exercise of Options     ---------------------------    ----------------------------
Name                      in Fiscal Year         in Fiscal Year        Exercisable   Unexercisable    Exercisable    Unexercisable
----                    -------------------    -------------------     -----------   -------------    -----------    -------------

Michael A. Ashcroft             825,000            $6,626,250           9,700,000       1,550,000     $65,937,190     $17,493,125
Raymond A. Gross                    -0-                   -0-                 -0-         100,000             -0-        $637,500
Ronnie G. Lakey                  32,000              $256,016              15,000         145,000         $208,125     $1,209,375
Michael J. Richardson            45,000              $318,125             270,000         135,000       $3,496,750     $1,441,875
Stephen J. Ruzika                12,000               $54,900           1,141,663         516,670      $12,430,900     $5,831,080

__________
(1) Based on the closing price of $22.875 per Common Share on December 31, 1996.

(2) Messrs. Ashcroft, Richardson and Ruzika have been granted certain options for which they have paid a subscription price of $2.50 per option. Accordingly, for the purpose of valuing these options, $2.50 has been added to the relevant exercise prices.

Certain Defined Benefit Plans

	       The Company does not maintain any defined benefit or actuarial retirement plans ("pension plans"). However, Mr. Lakey, Mr. Richardson and Mr. Ruzika participate in pension plans that are maintained by indirect, wholly owned subsidiaries of the Company. Certain information is set forth below regarding the pension plans in which Mr. Lakey, Mr. Richardson and Mr. Ruzika, as well as other employees of the Company's subsidiaries, participate.

	       Mr. Richardson is a participant in the ADT Pension Plan maintained by ADT Group PLC ("ADT Group"). Mr. Richardson is the only Named Officer who participates in the ADT Group Plan. The ADT Group Plan provides
Mr. Richardson an annual benefit payable for life beginning at age 60. The annual benefit is equal to 66.7 per cent of base salary for the three years of the most recent ten years prior to retirement that produce the highest average. Mr. Richardson's annual benefit payable at age 60 for life is Pound Sterling146,095. Since Mr. Richardson has already attained age 60, the benefit payable to him upon his actual retirement will be adjusted based upon his actual retirement date. Benefits payable under the ADT Group Plan are not offset by Social Security benefits or any other amounts.

	       ADT, Inc. maintains a supplemental executive retirement plan (the "ADT SERP"). Mr. Lakey and Mr. Ruzika are the only Named Officers who participate in the ADT SERP. Benefits for Mr. Ruzika under the ADT SERP are also supplemented under a Supplemental Benefit Agreement between Mr. Ruzika and ADT Management Services Limited (the "Supplemental Benefit Agreement").

	       The ADT SERP provides benefits to Mr. Lakey for a total of 20 years, beginning at age 60. This annual benefit is equal to 60 per cent of Mr. Lakey's base salary for the three consecutive years that produce the highest average. This benefit is reduced by the value of any benefits derived from employer contributions under any other retirement plan maintained by ADT, Inc. or its affiliates. Mr. Lakey's estimated annual benefit payable at age 60 for a total of 20 years, net of the estimated offset attributable to employer contributions under certain defined contribution plans, is $30,764. The estimated offset is based on the assumption that Mr. Lakey will have 27 years of service at age 60. Benefits are not offset by Social Security benefits.

	       The ADT SERP and Supplemental Benefit Agreement together provide benefits payable to Mr. Ruzika for a total of 20 years beginning at age 55. This annual benefit is equal to 65 per cent of base salary and bonuses for the three consecutive years that produce the highest average. Effective for benefits accrued after December 31, 1994, the benefit is calculated using base salary including, for this purpose, the purchase price of any options to purchase the Company's shares received in lieu of base salary. This benefit is reduced by the value of any benefits derived from employer contributions under any other retirement plan maintained by ADT, Inc. or its affiliates. Mr. Ruzika's estimated annual benefit payable at age 55 for a total of 20 years, net of the estimated offset attributable to employer contributions under certain defined contribution plans, is $361,802. The estimated offset is based upon the assumption that Mr. Ruzika will have 28 years of service at age 55. Benefits are not offset by Social Security benefits.

Compliance with Reporting Requirements

	       The Company believes that, during 1996, all filing requirements under Section 16(a) of the Securities Exchange Act 1934 applicable to its officers, directors and beneficial owners of more than 10 per cent of equity securities were complied with on a timely basis.

Employment Contracts, Termination of Employment and Change in Control
Arrangements

	       The Company has entered into a written employment agreement with Mr. Ashcroft, dated as of May 8, 1993. An Amendment to the agreement was approved on November 4, 1996, which provides that Mr. Ashcroft shall serve as Chairman of the Board and Chief Executive Officer until March 31, 2000, subject to renewal for additional two-year terms thereafter. Mr. Ashcroft's initial base salary was $1,000,000 per annum subject to annual review and adjustment by the Board but may only be reduced by a maximum of 15 per cent during the term of the agreement without Mr. Ashcroft's consent. During 1996, Mr. Ashcroft's base salary was increased to $1,157,625 per annum. Mr. Ashcroft is also eligible for annual bonus payments based upon an earnings-per-share target for the Common Shares set each year, subject to a maximum bonus of $4,000,000. The maximum bonus is payable upon attaining
117.5 per cent of the targeted earnings per share. As a term of the contract, Mr. Ashcroft was granted options to purchase 1,000,000 Common Shares under the ADT 1993 Long Term Incentive Plan, with 50 per cent of such options exercisable at market value on the date of grant, as defined, 25 per cent exercisable at 110 per cent of market value, and 25 per cent exercisable at 120 per cent of market value, vesting in equal annual installments over a three-year period commencing one year from the date of grant and exercisable over a ten-year period. The Company will make annual payments to Mr. Ashcroft calculated to provide him with retirement and death benefits no less favorable than if he were a member of ADT Group Plan. Such annual payments will not be less than $450,000. The Company may terminate the agreement upon Mr. Ashcroft's death, when Mr. Ashcroft attains the age of 60, if Mr. Ashcroft is unable to perform his duties for 180 days due to ill heath, accident or otherwise, if Mr. Ashcroft fails to discharge his duties or engages in conduct that is materially injurious to the Company, or if Mr. Ashcroft willfully and continually commits a material breach of the agreement. Mr. Ashcroft may terminate the agreement upon, among other reasons, a breach by the Company which breach (except for a material breach) is not cured within 30 days, if he is removed from his position as Chairman of the Board or his position as Chief Executive Officer, or if the scope of his duties and responsibilities becomes inconsistent with his position as an officer of the Company.

	       Mr. Ashcroft may also terminate the agreement without cause at any time upon 90 days notice. In the event the agreement is terminated pursuant to its terms by the Company or without cause by Mr. Ashcroft upon 90 days notice, Mr. Ashcroft will be entitled to the pro rata portion of his base salary, bonus payment, pension payment and other benefits but will not be entitled to any additional payments. If the agreement is terminated due to a disability, Mr. Ashcroft will be entitled to an additional payment equal to two times his highest base salary. In the event the agreement is terminated by the Company without cause or by Mr. Ashcroft with cause, Mr. Ashcroft will be entitled to a severance payment equal to two times his highest base salary and average bonus payment, annual pension payments for the year of termination and the following two years, and one year of any other benefits previously provided.

	       Under the ADT SERP (and, in the case of Mr. Ruzika, the Supplemental Benefit Agreement), Mr. Ruzika and Mr. Lakey become fully vested in the accrued benefits thereunder upon a Change of Control (as defined below) of the Company or ADT, Inc. Mr. Ruzika also becomes fully vested upon a Change in Control (as defined below) of ADT Management Services Limited. If Mr. Ruzika or Mr. Lakey's employment is terminated within one year from the date of a Change of Control, the terminated executive will receive, in lieu of all other amounts due to him under the ADT SERP (and, in Mr. Ruzika's case, the Supplemental Benefit Agreement), a lump-sum distribution equal to the present value of his accrued benefit and an additional amount calculated under a formula intended to put him in the same after-tax position that he would have been in if he had received a lump-sum distribution of his accrued benefit on his normal retirement date. Under this formula Mr. Ruzika would currently receive an additional amount of approximately $653,295 and Mr. Lakey would currently receive an additional amount of approximately $54,253.

	       A "Change of Control" is deemed to have occurred under the ADT SERP if : (1) any person (other than Laidlaw or its affiliates, collectively the "Laidlaw Group") acquires more than 40 per cent of the Company's voting stock (the triggering percentage has been reduced from 40 per cent to 35 per cent because the Laidlaw Group's beneficial ownership of the Company's voting stock is less than 20 per cent); (2) the Laidlaw Group becomes the beneficial owner of more than 45 per cent of the Company's outstanding voting stock; (3) there is a change of 50 per cent or more in the composition of the Company's directors during any 3-year period (unless the change in directors was approved by two thirds of the directors in office at the beginning of such 3-year period or directors who had previously been elected with the requisite two thirds approval); (4) a person acquires the legal right to direct the management and policies of the Company (other than by virtue of membership on the board of directors or a committee of the board); (5) the Company ceases to own, directly or indirectly through subsidiaries, at least 80 per cent of the voting stock of ADT, Inc. or (6) the shareholders of either the Company or ADT, Inc. approve a merger, consolidation or a sale or disposition of all, or substantially all, of the assets of the Company or ADT, Inc. as the case may be, with the relevant company not surviving. In the case of Mr. Ruzika, the provisions of (4), (5), and (6) above include a change in the ownership of ADT Management Services Limited (as well as the Company or ADT, Inc.).

	       Mr. Richardson entered into an employment agreement with ADT Automotive Holdings, Inc., the corporate parent of ADT Automotive, Inc., as of November 30, 1993. The agreement provides that Mr. Richardson will serve as Chief Executive Officer of ADT Automotive Holdings, Inc. and its subsidiaries from December 1, 1993 until July 31, 1996, subject to renewal for additional one-year terms thereafter. The agreement was renewed on a year-to-year basis as of July 31, 1996. Mr. Richardson's initial annual base salary will be $300,000 and will be subject to annual review for possible increases. Mr. Richardson will also be eligible for annual bonus payments at the discretion of the Company. The termination provisions of this agreement include a term to the effect that, in the event that agreement is terminated by ADT Automotive Holdings, Inc. without cause or by Mr. Richardson with cause, Mr. Richardson will be entitled to receive his base salary and certain fringe benefits for two years or the remaining term of the agreement, whichever is longer.

	       In 1996, the Remuneration Committee of the Board resolved to increase the subscription price and size of certain share options held by Mr. Ashcroft and Mr. Ruzika. In 1993, Mr. Ashcroft and Mr. Ruzika were granted options to subscribe for 3,000,000 and 125,000 Common Shares respectively at an exercise price of $8.625 per share for which each was required to pay $2.50 per option, representing a total payment of $7,500,000 and $312,500 respectively, as a condition of vesting. In 1996, the exercise price of these options was increased to $15 and the number of related shares was increased to 8,000,000 and 333,333 respectively. All the other terms and conditions remained unchanged. These changes were approved by the shareholders of the Company. At the time that the Remuneration Committee approved these changes, the closing price of the Common Shares was $14.75. In November 1996, the Remuneration Committee resolved that the options of Mr. Ashcroft be transferable and, at the same time, in return, Mr. Ashcroft agreed to extend the termination date of his employment agreement from March 31, 1998 to March 31, 2000.

	       In November 1996, the Remuneration Committee also approved a bonus plan under which Mr. Ruzika is to receive a bonus of $200,000 when the Common Share price exceeds $21.00 for a continuous period of 30 trading days and $200,000 each time the Common Share price exceeds by $1.00 for a continuous period of 30 trading days the share price level at which a bonus payment was previously made. The plan is due to expire in 2001 or such earlier date as the Common Share price exceeds $30.00 for a continuous period of 30 trading days. Should the share price exceed $30.00 within two and one half years, Mr. Ruzika will receive an additional payment of $1,000,000.

Other Business

	       The Company's management does not know of any other matter to be presented for action at the Special General Meeting.

Miscellaneous

Solicitation of Proxies

	       The costs of this solicitation of proxies will be borne by the Company. While no precise estimate of this cost can be made at the present time, the Company currently estimates that it will spend a total of
approximately $      for its solicitation of proxies, including expenditures
for attorneys, solicitors, and public relations advisors and advertising, pricing, transportation, litigation and related expenses, but excluding the salaries and wages for regular employees and officers and the normal expenses of an uncontested proxy solicitation for the election of directors. As of
January     , 1997 the Company has incurred proxy solicitation expenses of
approximately $        excluding costs normally expended for a solicitation
for an election of directors in the absence of a contest and excluding costs represented by salaries and wages of regular employees and officers.

	       In addition to the use of the mails, certain directors, officers or employees of the Company may solicit proxies by telephone, telecopy or personal contact. The Company will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services. The Company has retained D.F. King & Co.,
Inc. at estimated fees of not more than $          in the aggregate, plus
reasonable out-of-pocket expenses, to participate in the solicitation of proxies and revocations. The Company also has agreed to indemnify D.F. King & Co., Inc. against certain liabilities and expenses. The Company estimates
that approximately       employees of D.F. King & Co., Inc. will be involved
in the solicitation of proxies on behalf of the Company. The Company will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for reasonable out-of-pocket expenses incurred in forwarding this proxy statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of the Company's capital stock.

Shareholder Proposals for 1997 Annual General Meeting

	       Shareholder proposals intended to be considered for action at the 1997 Annual General Meeting were required to have been received by the Secretary of the Company on or before November 16, 1996 for review and consideration for inclusion in the proxy statement and form of proxy relating to such meeting.

Absence of Appraisal Rights

	       ADT Shareholders do not have appraisal rights with respect to the matters to be voted on at the Special General Meeting.

	       If the proposed amalgamation with Western (the "Amalgamation") were proposed and submitted to a vote by ADT shareholders, pursuant to Section 106(6) of the Companies Act, a registered holder of Common Shares who does not vote in favor of the Amalgamation, and who is not satisfied that he or she has been offered fair value for his or her Common Shares, may, within one month of the giving of the notice of the general meeting of ADT shareholders, apply to the Supreme Court of Bermuda (the "Supreme Court") to have the fair value of such Common Shares appraised by the Supreme Court.

	       Western has stated that it intends to condition the Amalgamation upon, among other things, holders of not more than 5 per cent of the outstanding Common Shares having perfected appraisal rights with respect to the Amalgamation.

Registered and Principal Executive Offices

	       The registered and principal executive offices of the Company are located at Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda. The telephone number there is 441-295-2244. The executive offices of the subsidiary which supervises the Company's North American activities are located in the United States at One Boca Place, 2255 Glades Road, Suite 421A, Boca Raton, Florida 33431. The telephone number there is 561-997-8406.

	       Bermuda,            , 1997

	       JOHN D. CAMPBELL, Secretary



								    SCHEDULE A

	       Because of the nature of the proposals which are to be brought before the Special General Meeting, the rules of the Securities and Exchange Commission (the "SEC") require the Company to make available to its shareholders certain additional information with respect to "participants" (as such term is defined in Rule 14a-11(b) promulgated under the Exchange Act) in the Board's solicitation. Pursuant to the rules of the SEC, the persons named below together with the Directors set forth in this proxy statement under the heading "Directors and Executive Officers" may be deemed to be participants (each, a "Participant" and collectively, the "Participants") in the solicitation by the Board of Directors in opposition to the proposals by Western to be made at the Special General Meeting and in opposition to the nominees proposed by Western at the Special General Meeting. As such, set forth below is certain information required pursuant to the rules of the SEC with respect to Participants in such solicitation.

				 [TO COME]

								SCHEDULE B

January 7, 1997           ADT LOGO


To the Common Shareholders

Dear Shareholders

Special General Meeting and Offer by Western Resources, Inc.


On December 18, 1996, Western Resources, Inc. ("Western") announced that it proposed to make an unsolicited offer to attempt to acquire all the shares in ADT Limited (the "Company") not already owned by Western and its affiliates. The proposed offer (the "Western Offer") would be on terms that shareholders would receive, in a taxable and highly conditioned transaction, US$7.50 in cash and Western common stock valued at a maximum of US$15.00 (depending on the value of Western common stock at the time of the Western Offer) in exchange for each common share in the Company.

The text of a press release issued by the Company on December 18, 1996 is set out below for your information.

Due to the limited time since the announcement of the Western Offer and the limited information presently available, your Board has not reached a definitive decision with respect to the Western Offer. However, you should be aware that the Board's preliminary view, based on this limited information, is that the Western Offer is inadequate.

Simultaneously with announcing the Western Offer, a subsidiary of Western (holding more than 10 per cent of all the issued common shares of the Company) requisitioned a Special General Meeting of the Company for the purpose of considering resolutions to remove the entire board of directors, including all of the independent directors, and replace them with two of their own nominees (being employees or officers of Western). Western has left no doubt that its objective in precipitating the Special General Meeting is to obtain control of the Company and have its nominees dismantle the Company's shareholder protections so that Western can complete its offer for the shares of the Company.

Under the Companies Act 1981 of Bermuda and the Bye-Laws of the Company, your Board is obliged to convene a meeting to consider Western's proposals



				    B-1




and accordingly you will find set out at the back of this letter a notice convening a Special General Meeting for July 8, 1997.

While it is apparent to your Board that sufficient information is not presently available to the Board or shareholders generally for them to reach a definitive decision as to the merits of the Western Offer, the Board recommends a vote AGAINST the proposals to be considered at the Special General Meeting based upon the information available at this time. Your Board expects that Western will in due course publish definitive documents relating to the Western Offer and to Western and I (on behalf of your Board) will then write to you explaining your Board's views and the action which we recommend you to take on the Western Offer.

Your Board has convened the Special General Meeting for July 8, 1997 in the expectation that this should allow sufficient time for all relevant information to become available and be circulated to you to enable you to decide whether or not you wish to accept the Western Offer and how you wish to vote at the Special General Meeting. If it becomes apparent that all relevant information is available so as to allow the proposals to be properly considered at a significantly earlier date, your Board intends to convene a Separate General Meeting for an earlier date.

Forms of proxy will be sent to shareholders well in advance of the Special General Meeting.

Shareholders need not take any action in relation to the Western Offer until we are able to write to you again, which we will do in good time. Your Board recommends that you do not sign or return any proxy card sent to you by Western Resources.


				    Yours sincerely,

				    /s/ Michael A. Ashcroft
				    ----------------------------------------
					Michael A. Ashcroft
					Chairman and Chief Executive Officer


CERTAIN ADDITIONAL INFORMATION: ADT Limited (the "Company") will be soliciting proxies against the proposals of Western Resources, Inc. (together with its subsidiaries, "Western") and revocations of proxies previously given to Western for such proposals. The following individuals may be deemed to be participants in the solicitation of proxies and revocations of proxies by the Company: ADT Limited, Michael A. Ashcroft, John E. Danneberg, Alan B. Henderson, James S. Pasman, Jr., Stephen J. Ruzika, W. Peter Slusser, William W. Stinson, Raymond S. Troubh and Angela
E. Entwistle. As of January 7, 1997, Mr. Ashcroft is the beneficial owner of 11,075,718 of the Company's common shares, Mr. Danneberg is the beneficial owner of 102 of the Company's common shares, Mr. Henderson is the beneficial owner of 621 of the Company's common shares, Mr. Pasman is the beneficial owner of 2,000 of the Company's common shares, Mr. Ruzika is the beneficial owner of 1,157,405 of the Company's common shares, Mr. Slusser is the beneficial owner of 2,800 of the Company's common shares, Mr. Stinson is the beneficial owner of 3,010 of the Company's common shares, Mr. Troubh is the beneficial owner of 2,500 of the Company's common shares and Ms. Entwistle is the beneficial owner of none of the Company's common shares.

The following is the text of a press release issued by the Company on December 18, 1996:


	 ADT ADVISES SHAREHOLDERS TO AWAIT BOARD'S RECOMMENDATION
	  BEFORE TAKING ACTION ON WESTERN'S UNSOLICITED PROPOSAL


ADT Limited (NYSE: ADT) announced today, in response to Western Resources, Inc.'s (NYSE: WR) unsolicited proposal, that the Company's Board of Directors will review the proposal in due course.

ADT stated that shareholders need not take any action at this time with respect to Western's proposal, and requested that shareholders await the recommendation of the ADT Board.

ADT is the largest provider of electronic security services in North America and the United Kingdom, providing continuous monitoring of commercial and residential security systems to over 1.7 million customers.

ADT is also the second largest provider of vehicle auction services in the United States, operating a network of 27 vehicle auction centers providing a comprehensive range of vehicle remarketing services to vehicle dealers and owners and operators of vehicle fleets.



				    B-2




				ADT LIMITED

			 NOTICE OF SPECIAL MEETING

Notice is hereby given that a Special General Meeting (the "Meeting") of ADT Limited (the "Company"), will be held on July 8, 1997 at 9.00 a.m., local time, at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda for the purpose of considering and voting upon the following resolutions:

				RESOLUTIONS

1. RESOLVED, that subject to Resolutions 2 and 3 below being passed all of the present members of the Board of Directors of the Company (the "Board") and any other person who may be a director of the Company at the time of the Meeting be and are hereby removed from the office of director;

2. RESOLVED, FURTHER, that the number of seats on the Board from and after the date of this resolution shall be two (2);

3. RESOLVED, FINALLY, that the directors of the Company from and after the date of this resolution until the next annual general meeting of the Company or until their successors have been duly elected shall be Steven L. Kitchen and Steven A. Millstein, or if either of them is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a director nominee by Westar Capital, Inc.


By Order of the Board of Directors,

John D. Campbell, Secretary
41 Cedar Avenue
Hamilton HM12
Bermuda

January 7, 1997



				    B-3



			   [Front of Proxy Card]

   This proxy must be received, at the appropriate address indicated below,
by Citibank N.A., prior to either    , (Eastern Standard Time) on July 7, 1997
	    or             (British Summer Time) on July 7, 1997,
or by AS&K Services Limited, prior to         (Bermuda time) on July 7, 1997.

Proxy Solicited by ADT Limited, a company organised under the laws of Bermuda, for the Special General Meeting of Shareholders to be held on July 8, 1997 at
	9:00 a.m., Cedar House, 41 Cedar Avenue, Hamilton, Bermuda.


The undersigned, being a holder of common shares, par value $0.10 per share, of ADT Limited ("ADT"), hereby appoints Michael A. Ashcroft or failing him Stephen J. Ruzika or failing him John D. Campbell as his proxy at the Special General Meeting to be held on July 8, 1997 (and any adjournment thereof) and to vote on behalf of the undersigned (or abstain from voting) as indicated on the reverse of this card or, to the extent that no such indication is given, as the proxy determines in his discretion. The Special General Meeting has been convened to consider proposals (the "Western Proposals") to: (i) remove all of the present members of the Board of Directors of ADT (the "ADT Board") and any person or persons elected or designated by any of such directors to fill any vacancy or newly created directorship, (ii) reduce the number of seats on the ADT Board to two, and (iii) elect Steven L. Kitchen and Steven A. Millstein as the directors of ADT or, if either is unable to serve as a director of ADT due to death, disability or otherwise, any other person designated as a nominee by Westar Capital, Inc. (the "Western Nominees"). In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. The undersigned hereby revokes any previous proxies with respect to the Special General Meeting.

______________________________________________________________________________


Please indicate on the reverse of this card how your shares are to be voted.
  The ADT Board recommends a vote AGAINST each of the Western Proposals. If this card is returned signed but not marked with any indication as to how to vote (or to abstain from voting), the undersigned will be deemed to have directed the proxy to vote AGAINST each of the Western Proposals.

______________________________________________________________________________

Completed proxy cards should be returned to:  Citibank-WWSS-Investor Services,
   c/o Citicorp Data Distribution, Inc., P.O. Box 1429, Paramus, NJ 07653, Citibank N.A., c/o Independent Registrars Group, Balfour House, High Road,
		    Ilford, Essex 1G1 1NQ, United Kingdom,
       or AS&K Services Limited, P.O. Box 1179, Hamilton HM EX, Bermuda.


			  [Reverse of Proxy Card]

THE BOARD OF DIRECTORS OF ADT LIMITED RECOMMENDS A VOTE AGAINST EACH OF THE WESTERN PROPOSALS.

1.    PROPOSAL TO REMOVE ALL PRESENT
      MEMBERS OF ADT BOARD.           [ ] FOR     [ ] AGAINST    [ ] ABSTAIN

2.     PROPOSAL TO REDUCE NUMBER OF
       SEATS ON ADT BOARD TO TWO.     [ ] FOR     [ ] AGAINST    [ ] ABSTAIN

3.     PROPOSAL TO ELECT WESTERN
       NOMINEES STEVEN L. KITCHEN
       AND STEVEN A. MILLSTEIN OR
       ANY OTHER WESTERN NOMINEE AS
       DIRECTORS.                     [ ] FOR     [ ] AGAINST    [ ] ABSTAIN


       To withhold authority to vote for any Western Nominee, write his name below:


       ______________________________________.



				Date:___________________________________, 1997

				______________________________________________
					  Signature (and Title, if any)

				Please sign your name below exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized director or other officer or execute under the corporation's common seal. In the case of joint holders, any one may sign but the first-named in the share register may exclude the voting rights of the other joint holder(s) by voting in person or by proxy.

	       IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE,
		   PLEASE CONTACT D.F. KING & CO., INC.
	    at 1-800-488-8035 (toll-free in the United States)
	       or 212-269-5550 (outside the United States).